FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
Interim President & CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Announces Extension of Mortgage Maturity

WEST LAFAYETTE, IN – November 9, 2012 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) announced today that it has negotiated a six month extension, until May 2013, on the maturity of its $5,787,000 mortgage that was originally scheduled to mature this month.

"This extension enhances our flexibility as we complete BASi's restructuring and build a healthy business model for the future," said Interim President & CEO and CFO Jacqueline Lemke.

"The streamlining of our locations has improved capacity utilization while allowing us to continue providing the high quality services and instruments our clients expect from BASi. We are focused on taking advantage of our competitive strengths – specialty assay and discovery capabilities, a long history of regulatory excellence, and our market-changing Culex® automated in vivo sampling system – and we are optimistic about the outlook for fiscal 2013."

BASi expects to announce audited financial results for fiscal 2012 on December 20, 2012.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.